AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 6th day of December, 2012, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series listed on Exhibit Q attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds of a series of the Trust; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit Q is hereby superseded and replaced with Amended Exhibit Q attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Douglas G. Hess	By:	/s/Michael R. McVoy

Name:	Douglas G. Hess	Name:	Michael R. McVoy

Title:	President	Title:	Executive Senior Vice President

Huber

Amended Exhibit Q to the
Separate Series of Advisor Series Trust Fund Accounting Agreement

Name of Series
Huber Capital Equity Income Fund
Huber Capital Small Cap Value Fund
Huber Capital Diversified Large Cap Value Fund

FUND ACCOUNTING SERVICES FEE SCHEDULE as of October 25, 2011

Annual Fund Accounting Fee Per Fund*
Base fee on the first $___ plus
3.00 basis point on the next $___
1.00 basis point on the balance

Annual Base Fee on First $50 Million Per Fund*
$___ per domestic equity fund
$___ per domestic balanced fund
$___ per domestic fixed income or money market fund
$___ per international or global equity funds

Additional Share Class per Fund*
$___ per year for each additional share class

Advisor Information Source Web Portal
• $___ /fund/month
• $___ /fund/month for clients using an external administration service

Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
    • Pricing Services
       • $___   Domestic and Canadian Equities
       • $___   Options
       • $___   Corp/Gov/Agency Bonds
       • $___   CMO's
       • $___ International Equities and Bonds
       • $___   Municipal Bonds
       • $___   Money Market Instruments
       • $___ /Fund/Month - Mutual Fund Pricing
       • $___ /Foreign Equity Security/Month for Corporate Action Service
       • $___ /Month Manual Security Pricing (>10/day)
    • Factor Services (BondBuyer)
       • $___ /CMO/Month
       • $___   /Mortgage Backed/Month
       • $___ /Month Minimum Per Fund Group
    • Fair Value Services (FT Interactive)
       • $___ on the first 100 securities per day
       • $___ on the balance of securities per day

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature not required at December 6, 2012 as the fund accounting fees are not changing.

Huber	2